UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 30, 2021

BJ’S RESTAURANTS, INC.

(Exact name of registrant as specified in its charter)

California	0-21423	33-0485615
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7755 Center Avenue Suite 300 Huntington Beach, California	92647
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 500-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, No Par Value	BJRI	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

(a)

Gregory A. Trojan Consulting Agreement

As previously announced, effective September 1, 2021, Gregory A. Trojan retired as Chief Executive Officer of BJ's Restaurants, Inc. (the “Company”). Pursuant to the terms of his employment agreement, he remained an employee through December 31, 2021. Effective January 1, 2022, the Company entered into a Consulting Agreement with Mr. Trojan pursuant to which, in addition to any non-employee director fees to which he is entitled as a non-employee director, he will receive a consulting fee of $1,000 per month for consulting services as may be mutually agreed. In the event that such services are expected to exceed more than four hours per month, an appropriate daily fee will be negotiated. The Company also agreed to provide Mr. Trojan and his spouse with continued group health insurance coverage (or continuation coverage under COBRA) until the termination of the Consulting Agreement or, other than in the case of his voluntary resignation from the Board or his termination of the Consulting Agreement, until Mr. Trojan's sixty-fifth birthday (May 2024).

The Consulting Agreement shall remain in effect until the earlier of (i) voluntary resignation by Mr. Trojan as a member of the Board of Director’s, (ii) thirty (30) days following delivery of notice of termination by Mr. Trojan or by the Company, (iii) immediately upon Mr. Trojan’s death or disability, or (iv) January 31, 2024; provided, however, that unless otherwise consented by Mr. Trojan in writing, the Company will not terminate pursuant to clause (ii) above prior to January 31, 2024.

Finally, with respect to any outstanding options granted to Mr. Trojan prior to September 1, 2021, the Company (i) extended the exercise period of such options to the end of the term of such options (i.e. 10 years following the grant date), and (ii) agreed to accelerate vesting of such options in full in the event of Mr. Trojan's death or disability.

Change in Director Compensation

In the fourth quarter of 2021, the Compensation Committee of the Board of Directors conducted its periodic review of non-employee director compensation. Effective January 1, 2022, the Board of Directors, upon the recommendation of the Compensation Committee and its compensation consultant, approved the following amended compensation for non-employee directors:

•	an annual cash retainer of $65,000, payable in quarterly installments;

•	an additional annual cash retainer of $10,000 for members of the Audit Committee, $8,500 for members of the Compensation Committee, and $6,500 for members of the Governance and Nominating Committee, payable in quarterly installments;

•	an additional annual cash retainer of $20,000, $14,000 and $12,000, respectively, for the chairs of the Audit Committee, Compensation Committee, and Governance and Nominating Committee, payable in quarterly installments;

•	an additional annual cash retainer of $25,000 to our Lead Independent Director, payable in quarterly installments;

•	an additional annual cash retainer of $75,000 to any non-employee Chairman of the Board, payable in quarterly installments;

•	an annual restricted stock unit award of $110,000, in fair market value on the date of grant, which vest ratably over a three-year period from the date of grant.

Gerald W. Deitchle Consulting Agreement

Effective January 1, 2022, the Company’s consulting agreement with Gerald W. Deitchle was terminated.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) See disclosure in Item 1.01 above with respect to the Company's Consulting Agreement with Gregory A. Trojan.

Item 9.01 Exhibits.

Exhibit No.	Description

10.1	Consulting Agreement, dated January 1, 2022, between the Company and Gregory A. Trojan

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 4, 2022	BJ’S RESTAURANTS INC. (Registrant)

	By:	/s/ GREGORY S. LEVIN
Gregory S. Levin,
Chief Executive Officer and President

	By:	/s/ THOMAS A. HOUDEK
Thomas A. Houdek,
Senior Vice President and
Chief Financial Officer